Allan Hartley

Summary Term Sheet - Employment Agreement

December 13, 2011

The following sets forth the agreement between Allan Hartley (“AH”) and TRIG Special Purpose 1, LLC (“TRIG” or the “Company”).

Title:	Chief Executive Officer and Director.

Company:	The Company’s plan is to acquire control of a publicly traded shell corporation (“Pubco”) and to use Pubco to effect the acquisitions of temporary staffing businesses pursuant to a rollup business strategy. The AH employment agreement will be assumed by Pubco on acquisition of Pubco by TRIG Special Purpose 1, LLC, an affiliate of TRIG Capital Group, LLC.

Responsibilities:	AH’s duties and responsibilities shall those which are normally and customarily vested in the CEO in a public corporation. AH’s duties shall include those duties and services for the Company and its affiliates as the Board of Directors shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with AH’s position including the identification, negotiation and acquisition of prospective businesses; interface with institutional and retail investors; operational and administrative activities.

Date of Commencement:	Part time, month-to-month: January 15, 2012 (see note below);
Full time on completion of the initial acquisition.

Compensation:	Part time: $7500 per month;
Full time: base salary at an annual rate of $180,000.

Note: Commencement of part time compensation is subject to completion of the Company’s current bridge loan offering anticipated to close prior to January 15, 2012.

New York Office 590 Madison Avenue Suite 2127 New York, NY 10022 800.330.1860	Ft. Lauderdale Office 300 S. Pine Island Suite 305 Ft. Lauderdale, FL 33324 954.467.8170

Allan Hartley

Term Sheet

Employment Agreement

December 13, 2011

Page 2…

Expense Reimbursement:	AH shall be entitled to reimbursement from the Company for the reasonable costs and expenses that AH incurs in connection with the performance of AH’s duties and obligations under this Agreement.

Employee Benefit Plans:	AH will be included in the Company’s group medical program at Company’s expense.

Vacation:	Upon commencement as a full time employee, AH will accrue three weeks’ vacation per year.

Bonuses:	Based on certain performance milestones negotiated with the AH employment agreement.

Shares of Pubco:	The Company shall transfer (or cause to be transferred) to AH a number of shares (the “Shares”) of the Common Stock of Pubco that represent Five Percent (5%) of the outstanding Common Stock or Pubco as of the date of acquisition of control.

The Shares shall vest at the following milestones. Of the Five Percent (5%) total shares transferred to AH, Two Percent (2%) will vest simultaneous with the completion of the Company’s first acquisition. An additional One Percent (1%) will vest at the completion of the Company’s second acquisition. An additional One Percent (1%) will vest at the completion of the Company’s third acquisition. The remaining One Percent (1%) will vest after the completion of the Company’s fourth acquisition.

TRIG Special Purpose 1, LLC

By: ________________________

Its: ________________________

AGREED AND ACCEPTED

__________________________

Allan Hartley

New York Office 590 Madison Avenue Suite 2127 New York, NY 10022 800.330.1860	Ft. Lauderdale Office 300 S. Pine Island Suite 305 Ft. Lauderdale, FL 33324 954.467.8170